PURCHASE AND SALE PRIVATE DOCUMENT

According to this present document, the same as with the sole recognition of signatures will have the same effect as a public document, relative to a buy-sell contract of a mining concession and of intellectual property and studies; undersigned in conformity and attained to the following clauses: FIRST: (OF THE PARTIES) The parties in the present document are the following: a) Mrs. Cecilia Calla widow of Arraya with Identification Card No. 250279 LP., of Bolivian nationality, able by right with domicile in Santa Cruz, Aruma 10 Street, Urbari Neighborhood, marital status: widowed, who will be named indistinctively as THE SELLER A; b) Dr. Michael H Biste, with Identification Card No. 2701986 SCZ of German nationality, geologist by profession, able by right, marital status: married, who will be named indistinctively as THE SELLER B; and c) the company that operates under the name GOLDEN EAGLE INTERNATIONAL, INC. (BOLIVIA BRANCH), foreign company’s branch whose legal personality has been recognized by the Administrative Resolution No. 21655/2001 of August 10, 2001 issued by the National Service of Registry and Commerce that has granted it the license No. 09-052224-01, actual license FUNDEMPRESA 00014015, represented on the present act by the Architect Victor Hugo Bretel Bibus, with Identity Card No. 058871 issued in the city of La Paz, of Bolivian Nationality, able by right, according to the evidence on the document granting power of attorney No. 882/2001, registered in the book 05-M, sheet 288, granted before the Notary Dr. Daysi O. Benito Pozzo, the same that forms an integral part of the present document, which from now on will be indistinctively named GEII Bolivia.

The parties identified in subsections a) and b) each will be designated indistinctively as THE SELLER A and THE SELLER B and jointly as THE SELLERS, so that all parties in the present document will be indistinctively designated as THE PARTIES.

SECOND: (HISTORY) a) Mrs. Cecilia Calla widow of Arraya (THE SELLER A) declares to be the only and legitimate proprietor and owner of the mining concession named “Buen Futuro” (“Good Future”) of forty (40) quadrants designated with the Identification Document No. 1063, roll number 715-01193, registered in the Superintendence of Mining of the Department of Santa Cruz. The concession “Buen Futuro” (“Good Future”) is located at the Canton Ascension de Guarayos, Province of Ascension de Guarayos, Department of Santa Cruz, with UTM coordinates on the topographic sheet 4239 of 498000 East and 8250500 North with geographic coordinates of longitude º83.018677 and latitude º15.82 5261, in this same manner she declares to be the co-owner of a certain intellectual property jointly with Dr. Michael H. Biste, Geologist, this will be defined below. b) Dr. Michael H. Biste (THE SELLER B) declares to be co-owner of a certain intellectual property jointly with Mrs. Cecilia Calla widow of Arraya, that is defined as all of the data, information, intellectual property, reports and geological studies resulting from the drilling and sampling, cores, geochemical analyses and samples, geological maps and determinations, all of which results from the work of exploration done by or under the direction of Tanganika A.V.V., Empresa Minera Suruqui (Mining Company Suruqui) S.R.L., Essex Ltd. or Dr Michael H. Biste, party involved in the Mining concession “Buen Futuro” (“Good Future”), or the mining concessions GEII Bolivia such as: Gran Serpiente (Big Serpent), Gorila (Gorilla), Dos Piyos and Dos Piyos I (the concessions of Golden Eagle International Inc. (Bolivia Branch) (GEII Bolivia hereafter), as well as any other additional concession petitioned by GEII Bolivia within the TWENTY (20) kilometers of area of influence (“area of influence”) which extending to a length of twenty (20) en every direction of the limits of GEII Bolivia, all of which and for all matters of the present contract are designated “the intellectual property and studies”.

THIRD: (OF THE TRANSFER): With regards to the history referred to in the previous clause, to the present and acting on their spontaneous and free will, THE SELLERS, convening their interests in virtue of the present document, without prejudice of undersigning any public documents that were necessary for the purpose of implementing in an adequate manner what is here agreed upon, proceed to transfer through a real sale definitive and perpetual, the mining concession owned by THE SELLER A, specified in the previous clause and the rights to intellectual property owned by THE SELLERS, in favor of GEII Bolivia and in conformity with the agreements set forth:

1.     THE SELLER A, sells in its entirety the rights of which she is a proprietor of the mining Concession “Buen Futuro” (“Good Future”) and THE SELLERS sell, hand over and transfer all rights and titles of the intellectual property and studies defined in subsection b) of the second clause, in favor of GEII Bolivia, which becomes the legitimate proprietor of the mentioned mining concession and of such intellectual rights in exchange for THE SELLERS receiving the right of a perpetual net result of the smelting (net smelter return) of 3% (THREE PER CENT) of any production resulting from the exploited mineral from “Buen Futuro” (“Good Future”). Net result of the smelting (net smelter return) is defined as a royalty from the gross production of any of the minerals or metals exploited on the mining concession “Buen Futuro” (“Good Future”) minus the refining costs of such minerals, the refining of the minerals includes:

Gold, silver, copper or other precious or basic metals recovered by leaching or in tank or from heap.	From the moment the metal is deposited on or in the heap or tank for the operation of leaching until a refined metal of .999 purity has been obtained.
Gold, silver, copper, lead, zinc or other metals (recovered from the process of flotation)	From the moment in which the concentrates of the flotation are presented for refining or smelting, pyrometallurgical or hydrometallurgical, or until a metal with a purity of .999 is produced.

It is agreed that, under no circumstance the refining costs charged against the results of the net smelter return will exceed 10% (ten per cent) of the market value of the metal sold. It is made clear and convened that THE SELLERS, exclusively among them will define the amount and distribution that corresponds to each of them from the royalties paid by GEII Bolivia and that the payment made by GEII Bolivia to any of them discharges the first party, and will constitute a timely payment and in accordance and in full discharge of liability for GEII Bolivia.

Additionally, THE SELLERS have the right to receive the amounts in the table listed below in cash or in the equivalent value in common stock of GOLDEN EAGLE INTERNATIONAL, INC., a United States Corporation located at 12401 South 450 East, Building D-1, Salt Lake City, Utah, 84020 that will hereafter be referred to as “Golden Eagle USA” parent company of GEII Bolivia in accordance to the scheduling and dates and shown below:

Event	Cash	Value in Stock (Restricted under regulation "S"/Rule 144)
Upon signing of the letter of intent dated May 26, 2003	US$ 25,000.00	US$ 25,000.00
At the end of the 6 (six) months after signing the letter of intent.	US$ 25,000.00	US$ 50,000.00
At the end of the 21 (twenty one) months of the letter of intent.	US$ 100,000.00	US$ 25,000.00
At the end of the 27 (twenty seven) months after signing the letter of intent.	US$ 100,000.00	US$ 75,000.00
TOTAL	US$ 250,000.00	US$ 175,000.00

It is stipulated that the stocks will be issued in the name of Dr. Michael H. Biste representing THE SELLERS.

The price of conversion of all payments made in common stock of Golden Eagle International, Inc. (USA) will be made on the date of the signing of the letter of intent which is on May 26, 2003 based on the average of the last common stock price given by the OTC Bulletin Board Stock Exchange in the last seven business days ending on the last business day before signing the letter of intent. All payments made in stocks will be made with restricted stocks according to the Regulation “S” and Rule 144 given by the Securities and Exchange Commission (SEC) of the United States, which essentially means:

a)	Golden Eagle International Inc. (USA) will require that each certificate that represents stock has a written statement that meets the requirements of the Rule 144 and the Regulation “S” of the Securities and Exchange Commission (SEC);

b)	Those stocks are acquired with the purpose of investment and not with the purpose of an additional distribution;

c)	If an amount higher than 5% (five per cent) of the total amount of stock issued by Golden Eagle USA is acquired in stock at the time of acquisition, one is subject to certain requirements to inform under the rules and regulations of the Securities and Exchange Commission (SEC).

d)	The stock can be sold outside the USA to non-USA residents 40 (forty) days after being issued. They can only be sold within the USA after 1 (one) year after being issued, in each case as is permitted in Regulation “S” and Rule 144;

e)	After 1 (one) year, according to Rule 144, the stock can be sold within the US as long as: — Not more than one per cent (1%) of the total stock issued by Golden Eagle International Inc.(USA) is sold by the seller in any period of ninety (90) days- — The sales are done through a broker/dealer on the open market;

—	Form 144 is filed with the United States Securities and Exchange Commission before any sale expressing the bona fide intent of the seller to sell the stock.

—	Golden Eagle International Inc. (USA) is up to date regarding all its necessary reports that are filed with the United States Securities and Exchange Commission.

It is stipulated that the stocks will be issued in the name of Dr. Michael H. Biste representing THE SELLERS. The price of conversion of all payments made in common stock of Golden Eagle International, Inc. (USA) will be made on the date of the signing of the letter of intent which is on May 26, 2003 based on the average of the last common stock price given by the OTC Bulletin Board Stock Exchange in the last seven business days ending on the last business day before signing the letter of intent. All payments made in stocks will be made with restricted stocks according to the Regulation “S” and Rule 144 given by the Securities and Exchange Commission (SEC) of the United States, which essentially means:

a)	Golden Eagle International Inc. (USA) will require that each certificate that represents stock has a written statement that meets the requirements of the Rule 144 and the Regulation “S” of the Securities and Exchange Commission (SEC);

b)	Those stocks are acquired with the purpose of investment and not with the purpose of an additional distribution;

c)	If an amount higher than 5% (five per cent) of the total amount of stock issued by Golden Eagle USA is acquired in stock at the time of acquisition, one is subject to certain requirements to inform under the rules and regulations of the Securities and Exchange Commission (SEC).

d)	The stock can be sold outside the USA to non-USA residents 40 (forty) days after being issued. They can only be sold within the USA after 1 (one) year after being issued, in each case as is permitted in Regulation “S” and Rule 144;

e)	After 1 (one) year, according to Rule 144, the stock can be sold within the US as long as: — Not more than one per cent (1%) of the total stock issued by Golden Eagle International

    Inc.        (USA) is sold by the seller in any period of ninety (90) days
- The sales are done through a broker/dealer on the open market; — Form 144 is filed with the United States Securities and Exchange Commission before any sale expressing the bona fide intent of the seller to sell the stock.

        Golden Eagle International Inc. (USA) is up to date regarding all its necessary reports that are filed with the United States Securities and Exchange Commission. For the purpose of being able to collect the payments in the aforementioned stock, THE SELLER B declares that he is a non-resident of the United States and that he has read and understood the reports from Golden Eagle International Inc. (USA) filed with the United States Securities and Exchange Commission; having visited the Internet in the Electronic Service EDGAR of the Securities and Exchange Commission – www.sec.gov; and having read and understood all the general, financial, and corporate information as well as the press releases on the website www.geii.com; and has studied and understood all the present and past history of the stock market and the sales of stock by Golden Eagle International Inc.(USA) also available on the Golden Eagle International Inc.(USA) company website; and has consulted the transactions and payments contemplated in this agreement with his legal, tax, financial and investment and accounting advisers accordingly and in due measure that he considers necessary or appropriate. THE SELLER B also declares that he is aware of matters of the stock exchange and understands the risks involved with an investment in Golden Eagle International Inc. (USA) and that is receiving Golden Eagle International Inc. (USA) common stock after doing his own research about the mentioned company, only with investment purposes and not with the purpose of making distributions to third parties. Nevertheless, if GEII Bolivia should not comply with the payment in cash or stocks aforementioned, this agreement will be nullified and the concession named “Buen Futuro” (“Good Future”) will be transferred immediately to the name of one of THE SELLERS upon their simple request.

The non-compliance of cash or stock payments under this clause will be defined as the non compliance of the payable amount via electronic wire transfer to the bank account indicated by THE SELLERS in a lapse of more than thirty (30) days after the expiration date of any of the agreed payments. THE SELLERS will have the obligation of presenting a notice of non-compliance written to GEII Bolivia and Golden Eagle International Inc. (USA) via fax or Electronic Mail (E-mail) to the physical address or the E-mail of the parties involved after the expiration date of thirty (30) days. After that time, GEII Bolivia has thirty (30) calendar days to overcome the non-compliance and send the electronic payment that is overdue with an additional non-compliance fee of twenty five percent (25%) of the overdue amount, to the bank account of THE SELLERS. If GEII Bolivia does not comply with the payment and the non-compliance fee in the above clause, then the present agreement will be considered null and void and GEII Bolivia will be compelled to cooperate with THE SELLERS in everything for the immediate transfer of the title of the concession “Buen Futuro” (“Good Future”) to their name in the Superintendence of Mining of the Department of Santa Cruz and before any corresponding public record in accordance with the law.

FOURTH: (COMMITMENT OF THE SELLERS – EXCEPTIONS) THE SELLERS agree and commit to respect the area of influence aforementioned, extending the same in every direction of the limits of the mining concessions of GEII Bolivia, including (and with no limits) Gran Serpiente, Gorila, Dos Piyos and Dos Piyos I; in the same manner, they are obligated to make no mining petition of any kind, acquire interest in any mining concession (or in any entity with a petition or mining concession) or have a third party to petition or acquire a mining concession within the area of influence.

Nevertheless, in the case that GEII Bolivia should not comply with the terms or conditions of this private agreement, then THE SELLERS will be discharged from any obligation or restriction with respect to the area of influence defined. For clarification purposes of this clause and the third, non-compliance means: i) that GEII Bolivia has materially not complied with its material obligations under this private agreement; ii) and that the party claiming non-compliance on the part of GEII Bolivia has given a written notice of non-compliance of the existence of the non-compliance, including a description of the circumstances, action or lack of action that have resulted in the mentioned non-compliance and iii) that GEII Bolivia does not reject the existence of said non-compliance or does not correct the non-compliance within the thirty (30) calendar days after receiving the non compliance notice or if it is legally impossible to correct the non compliance within the thirty (30) days, in which GEII Bolivia has initiated actions towards correcting the non-compliance in good faith and diligently continues with said actions that are necessary to correct the non-compliance.

There will not be a non-compliance if it is impossible for GEII Bolivia or it is prohibited from making its payments due to reasons of Force Majeure including but not limited to, Acts of God, actions, or inactions on the part of government agencies where it is required and other events which are reasonably out of GEII Bolivia’s control.

However, if GEII Bolivia does not comply after everything that has been stated above, then THE SELLERS will have the right to receive and be returned their properties and rights that are transferred to them in virtue of the present document and especially in the concession “Buen Futuro” (“Good Future”). FIFTH: (NEW MINING CONCESSIONS): If THE SELLER B, based on his previous detailed geological knowledge, investigation and experience recommends that GEII Bolivia make new mining petitions to obtain any mining concession within the area of influence, and GEII Bolivia does make said petitions, or if THE SELLER B recommends any action towards a new source of minerals or a potential source of minerals that he knows or comes to his knowledge (and that is not known by GEII Bolivia) within the concessions belonging to GEII Bolivia like Gran Serpiente, Gorila, Dos Piyos and Dos Piyos I, then GEII Bolivia will grant THE SELLER B the right to receive a perpetual net smelter return of one per cent (1%) following the definition that is found in the previous Third Clause pertaining to the production of any mineral or metal exploited from a new concession or one concession owned by GEII Bolivia as it has been indicated. SIXTH: (EXPLORATION COMMITMENTS) GEII Bolivia agrees to maintain an exploration program that will replace the reserves of minerals being exploited while the potential to replace these reserves continues to be possible in the mineral sources found within the “Buen Futuro” (“Good Future”). As a minimum, GEII Bolivia agrees to invest US$1 million in exploration within the three (3) years after this document has been signed. SEVENTH: (EXPLORATION COMMITMENTS) GEII Bolivia agrees to initiate production of minerals in the concession of Buen Futuro (Good Future) within the eighteen (18) months of the signature of this document, and to invest a minimum of US$ 2 million to initiate this production.

EIGHTH: (DECLARATIONS) THE SELLERS declare knowledge that Golden Eagle International Inc. (USA) is a company that sells its stock on the United States Stock Exchange OTC Bulletin Board and that it is subject to the laws of the United States and the individual states, as well as the regulations of the Securities and Exchange Commission. THE SELLERS agree to maintain confidential and not divulge, as well as not sell Golden Eagle International Inc. (USA) stocks in US stock markets, based on confidential information that is not public, or data that they possess or they can come into possession of or knowledge pertaining to the “Buen Futuro” (“Good Future”) concession, the concessions of GEII Bolivia or the area of influence. For the purpose of this clause, the term “non-public information” is information about Golden Eagle International Inc. or GEII Bolivia, its management, goods, operations, financial condition, or other that has not been made public.

NINTH – (PUBLIC DOCUMENTS) THE PARTIES to this private document agree in good faith to issue and facilitate the execution before a sworn public notary any and all document and follow protocol regarding the transfer of the Buen Futuro (Good Future) in the Superintendence of Mining of Santa Cruz as well as the transfer of all intellectual property and studies.

TENTH: (PAYMENT OF PATENTS) GEII Bolivia assumes the commitment to pay all mining patents to maintain the Buen Futuro (Good Future) concession current perpetually and until all mineral sources have been depleted and are economically viable.

ELEVENTH: (EXPENSES) GEII Bolivia will be responsible for all expenses related to the Notary and protocol expenses of the transfer of the Buen Futuro (Good Future) mining concession including legal fees, and payments needed by governmental entities and others.

TWELFTH: (ACCEPTANCE) The PARTIES, subscribing to this document give their conformity to all the above clauses. Signed in Santa Cruz de la Sierra on November twenty third of 2003.

By: /s/ Illegible Signature —————————————— Cecilia Calla widow of Arraya

By: /s/ Illegible Signature —————————————— Dr. Michael H. Biste
By: /s/ Illegible Signature —————————————— Architect Hugo Bretel Bibus